Exhibit 99.1

Dunkin' Brands Reports Fourth Quarter & Fiscal Year 2014 Results

Fourth quarter highlights include:

•	Dunkin' Donuts U.S. comparable store sales growth of 1.4%

•	Added 260 net new restaurants worldwide including 141 net new Dunkin' Donuts in the U.S.

•	Revenue increased 5.5%

•	Adjusted operating income increased 8.4%; adjusted operating income margin of 50.1%

•	Diluted adjusted EPS increased 7.0% to $0.46

Fiscal year 2014 highlights include:

•	Dunkin' Donuts U.S. comparable store sales growth of 1.6%

•	Added 704 net new restaurants worldwide including 405 net new Dunkin' Donuts in the U.S.

•	Positive Baskin-Robbins U.S. net store growth

•	Continued challenges facing the Company's Joint Venture in Japan

•	Revenue increased 4.9%

•	Adjusted operating income increased 7.5%; adjusted operating income margin of 48.9%

•	Diluted adjusted EPS increased 13.7% to $1.74

Company news:

•	Board of Directors declares $0.265 first quarter dividend representing a 15% increase over the Company's fourth quarter 2014 dividend

•	Board of Directors authorized new $700 million share repurchase program

CANTON, Mass. (February 5, 2015) - Dunkin' Brands Group, Inc. (Nasdaq: DNKN), the parent company of Dunkin' Donuts (DD) and Baskin-Robbins (BR), today reported results for the fourth quarter ended December 27, 2014.
"Highlights from our performance in 2014 included: strong domestic restaurant level unit economics;  robust U.S. restaurant development for both brands, including the opening of our first traditional Dunkin’ Donuts restaurants in California; growing transactions in the Dunkin’ Donuts U.S. business in the face of macroeconomic and competitive headwinds; the launch of both the DD Perks loyalty program, which now has more than 2.5 million members, and Baskin-Robbins online cake ordering; and progress with the retooling of our international businesses as demonstrated by the signing of significant international development agreements in Sweden, Austria, and China,” said Nigel Travis, Chairman & CEO, Dunkin’ Brands Group, Inc.  "Our nearly 100-percent franchised business model delivered another year of double-digit adjusted earnings per share growth, and most notably, more than 50 percent free cash flow growth. While our earnings growth expectations for 2015 are below our longer-term targets, we are committed to returning to double-digit growth in subsequent years."
“We are very pleased with our recently completed debt refinancing which increases our financial flexibility and provides us with the stability of fixed rate interest over the next several years,” said Paul Carbone, Chief Financial Officer, Dunkin’ Brands Group, Inc.  “As a demonstration of our commitment to returning capital to our shareholders, our Board of Directors authorized a new share repurchase program of up to an aggregate of $700 million and increased our quarterly dividend by 15 percent over the prior quarter.”

FISCAL YEAR 2014 KEY FINANCIAL HIGHLIGHTS

($ in millions, except per share data)	Fiscal year ended		Increase (Decrease)
Amounts and percentages may not recalculate due to rounding	December 27, 2014	December 28, 2013	$ / #	%
Franchisee reported sales	$9,751.3	9,276.4	474.9	5.1%
Systemwide sales growth	5.1%	5.8%
Comparable store sales growth (decline):
DD U.S. comparable store sales growth	1.6%	3.4%
BR U.S. comparable store sales growth	4.7%	0.8%
DD International comparable store sales decline	(2.0)%	(0.4)%
BR International comparable store sales growth (decline)	(1.2)%	1.9%
Development data:
Consolidated global net POD development	704	790	(86)	(10.9)%
DD global PODs at period end	11,310	10,858	452	4.2%
BR global PODs at period end	7,552	7,300	252	3.5%
Consolidated global PODs at period end	18,862	18,158	704	3.9%

Financial data:
Revenues	$748.7	713.8	34.9	4.9%
Operating income	338.9	304.7	34.1	11.2%
Operating income margin	45.3%	42.7%
Adjusted operating income[1]	$366.0	340.4	25.6	7.5%
Adjusted operating income margin[1]	48.9%	47.7%
Net income	$176.4	146.9	29.5	20.0%
Adjusted net income[1]	186.1	165.8	20.4	12.3%
Earnings per share:
Common–basic	1.67	1.38	0.29	21.0%
Common–diluted	1.65	1.36	0.29	21.3%
Diluted adjusted earnings per share[1]	1.74	1.53	0.21	13.7%
Weighted average number of common shares – diluted (in millions)	106.7	108.2	(1.5)	(1.4)%

1 Adjusted operating income, adjusted operating income margin, and adjusted net income are non-GAAP measures reflecting operating income and net income adjusted for amortization of intangible assets, long-lived asset impairments, and other non-recurring, infrequent, or unusual charges, net of the tax impact of such adjustments in the case of adjusted net income. Diluted adjusted earnings per share is a non-GAAP measure calculated using adjusted net income. Please refer to “Non-GAAP Measures and Statistical Data” and “Dunkin' Brands Group, Inc. Non-GAAP Reconciliations” for further detail.

FOURTH QUARTER 2014 KEY FINANCIAL HIGHLIGHTS

($ in millions, except per share data)	Three months ended		Increase (Decrease)
Amounts and percentages may not recalculate due to rounding	December 27, 2014	December 28, 2013	$ / #	%
Franchisee reported sales	$2,463.1	2,355.6	107.5	4.6%
Systemwide sales growth	4.5%	6.5%
Comparable store sales growth (decline):
DD U.S. comparable store sales growth	1.4%	3.5%
BR U.S. comparable store sales growth	9.3%	2.2%
DD International comparable store sales growth (decline)	0.3%	(0.3)%
BR International comparable store sales growth (decline)	(2.2)%	1.6%
Development data:
Consolidated global net POD development	260	309	(49)	(15.9)%
DD global PODs at period end	11,310	10,858	452	4.2%
BR global PODs at period end	7,552	7,300	252	3.5%
Consolidated global PODs at period end	18,862	18,158	704	3.9%
Financial data:
Revenues	$193.2	183.2	10.0	5.5%
Operating income	89.7	82.2	7.5	9.1%
Operating income margin	46.4%	44.9%
Adjusted operating income[1]	$96.7	89.2	7.5	8.4%
Adjusted operating income margin[1]	50.1%	48.7%
Net income	$52.5	42.1	10.4	24.8%
Adjusted net income[1]	48.2	46.3	1.9	4.1%
Earnings per share:
Common–basic	0.50	0.39	0.11	28.2%
Common–diluted	0.50	0.39	0.11	28.2%
Diluted adjusted earnings per share[1]	0.46	0.43	0.03	7.0%
Weighted average number of common shares – diluted (in millions)	105.7	108.3	(2.6)	(2.4)%

1 Adjusted operating income, adjusted operating income margin, and adjusted net income are non-GAAP measures reflecting operating income and net income adjusted for amortization of intangible assets, long-lived asset impairments, and other non-recurring, infrequent, or unusual charges, net of the tax impact of such adjustments in the case of adjusted net income. Diluted adjusted earnings per share is a non-GAAP measure calculated using adjusted net income. Please refer to “Non-GAAP Measures and Statistical Data” and “Dunkin' Brands Group, Inc. Non-GAAP Reconciliations” for further detail.

Global systemwide sales growth in the fourth quarter was primarily attributable to global store development and Dunkin' Donuts U.S. comparable store sales growth (which includes stores open 54 weeks or more).

Dunkin' Donuts U.S. comparable store sales growth in the fourth quarter was driven by increased average ticket and higher traffic resulting from our focus on operational excellence and product and marketing innovation. Ticket and traffic growth were balanced in the fourth quarter. Product and marketing innovations resulted in strong beverage growth, led by Iced Coffee, the launch of Dark Roast Coffee, Hot and Iced Espresso, and record seasonal results from Frozen Beverages and Iced Tea; continued breakfast sandwich momentum across core and limited time offer sandwiches including the national return of Spicy Smoked Sausage and the Breakfast Burrito and Chicken Biscuit in select markets; and donut category growth driven by the launch of the Croissant Donut. The K-Cup and packaged coffee categories had a significant negative impact on fourth quarter comparable store sales. There are now more than 2.5 million members in the DD Perks Rewards program, which will be discussed in greater detail on the Company's earnings call.

Baskin-Robbins U.S. comparable store sales growth was driven by sales of Cups & Cones, Beverages, Desserts and Take-Home as a result of news on flavors, increased sales of cakes, driven by online cake ordering, and take-home ice cream quarts.
In the fourth quarter, Dunkin' Brands franchisees and licensees opened 260 net new restaurants around the globe. This includes 141 net new Dunkin' Donuts U.S. locations, 75 net new Baskin-Robbins International locations, 46 net new Dunkin' Donuts International locations, and two net closures for Baskin-Robbins U.S. Additionally, Dunkin' Donuts U.S. franchisees remodeled 172 restaurants during the quarter.
Revenues for the fourth quarter increased 5.5 percent compared to the prior year period due primarily to increased royalty income as a result of systemwide sales growth, as well as increased sales of ice cream products.
Operating income and adjusted operating income for the fourth quarter increased $7.5 million, or 9.1 percent, and $7.5 million, or 8.4 percent, respectively, from the prior year period primarily as a result of increases in royalty income and margin on sales of ice cream products.
Net income for the fourth quarter increased by $10.4 million, or 24.8 percent, compared to the prior year period primarily as a result of the $7.5 million increase in operating income and a $3.1 million decrease in interest expense. Income tax expense for the fourth quarter remained consistent with the prior year period despite the increase in income before income taxes, as the effective tax rate for the fourth quarter of 2014 was favorably impacted by tax benefits resulting from a restructuring of our Canadian subsidiaries.
Adjusted net income for the fourth quarter increased by $1.9 million, or 4.1 percent, compared to the fourth quarter of 2013 primarily as a result of the $7.5 million increase in adjusted operating income and a $3.1 million decrease in interest expense, offset by an $8.3 million increase in income tax expense.
Diluted adjusted earnings per share increased by 7.0 percent to $0.46 for the fourth quarter of 2014 compared to the prior year period as a result of the increase in adjusted net income and a decrease in shares outstanding. The decrease in shares outstanding from the prior year period is due primarily to the repurchase of shares, offset by the exercise of stock options.

FOURTH QUARTER 2014 SEGMENT RESULTS

Amounts and percentages may not recalculate due to rounding	Three months ended		Increase (Decrease)
Dunkin' Donuts U.S.	December 27, 2014	December 28, 2013	$ / #	%
	($ in thousands except as otherwise noted)
Comparable store sales growth	1.4%	3.5%
Systemwide sales growth	6.6%	7.9%
Franchisee reported sales (in millions)	$1,885.5	1,767.5	118.0	6.7%

Revenues:
Royalty income	$102,181	95,468	6,713	7.0%
Franchise fees	10,254	11,534	(1,280)	(11.1)%
Rental income	23,036	22,112	924	4.2%
Sales at company-owned restaurants	5,887	6,715	(828)	(12.3)%
Other revenues	2,719	2,790	(71)	(2.5)%
Total revenues	$144,077	138,619	5,458	3.9%

Segment profit[1]	$106,536	102,469	4,067	4.0%

Points of distribution	8,082	7,677	405	5.3%
Gross openings	179	187	(8)	(4.3)%
Net openings	141	149	(8)	(5.4)%
1 Prior year amounts reflect change in segment profit measure. Please refer to “Segment Profit Comparability” for further detail.
Dunkin' Donuts U.S. fourth quarter revenues of $144.1 million represented an increase of 3.9 percent year-over-year. The increase was primarily a result of increased royalty income, offset by a decrease in franchise fees due primarily to the timing of franchise renewals.

Dunkin' Donuts U.S. segment profit in the fourth quarter increased $4.1 million over the prior year period to $106.5 million, which was driven primarily by revenue growth, offset by the impact of reserves, including the reversal of reserves in the prior year period.

Amounts and percentages may not recalculate due to rounding	Three months ended		Increase (Decrease)
Dunkin' Donuts International	December 27, 2014	December 28, 2013	$ / #	%
	($ in thousands except as otherwise noted)
Comparable store sales growth (decline)	0.3%	(0.3)%
Systemwide sales growth	2.5%	2.7%
Franchisee reported sales (in millions)	$183.6	179.0	4.5	2.5%

Revenues:
Royalty income	$4,144	3,879	265	6.8%
Franchise fees	2,553	1,714	839	48.9%
Rental income	8	37	(29)	(78.4)%
Other revenues	(16)	(42)	26	(61.9)%
Total revenues	$6,689	5,588	1,101	19.7%

Segment profit[1]	$4,346	4,379	(33)	(0.8)%

Points of distribution	3,228	3,181	47	1.5%
Gross openings	140	105	35	33.3%
Net openings	46	44	2	4.5%
1 Prior year amounts reflect change in segment profit measure. Please refer to “Segment Profit Comparability” for further detail.

Dunkin' Donuts International fourth quarter systemwide sales increased 2.5 percent from the prior year period, driven by sales growth in the Middle East and Europe, offset by a decline in South Korea. On a constant currency basis, systemwide sales increased by approximately 6 percent.

Dunkin' Donuts International fourth quarter revenues of $6.7 million represented an increase of 19.7% year-over-year. The increase in revenue was primarily a result of an increase in franchise fees due to openings in existing and new international markets and additional franchise renewals, offset by income recognized in connection with the termination of development agreements in Asia in the prior year period. Also contributing to the increase in revenues was an increase in royalty income.

Segment profit for Dunkin' Donuts International of $4.3 million in the fourth quarter remained consistent with the prior year period, as revenue growth was offset by increases in general and administrative expenses and a decrease in income from our South Korea joint venture.

Amounts and percentages may not recalculate due to rounding	Three months ended		Increase (Decrease)
Baskin-Robbins U.S.	December 27, 2014	December 28, 2013	$ / #	%
	($ in thousands except as otherwise noted)
Comparable store sales growth	9.3%	2.2%
Systemwide sales growth	12.7%	0.9%
Franchisee reported sales (in millions)	$103.1	91.5	11.6	12.7%

Revenues:
Royalty income	$5,090	4,577	513	11.2%
Franchise fees	178	383	(205)	(53.5)%
Rental income	815	866	(51)	(5.9)%
Sales of ice cream products	801	774	27	3.5%
Other revenues	1,585	1,552	33	2.1%
Total revenues	$8,469	8,152	317	3.9%

Segment profit[1]	$4,485	4,944	(459)	(9.3)%

Points of distribution	2,484	2,467	17	0.7%
Gross openings	26	19	7	36.8%
Net closings	(2)	(4)	2	(50.0)%
1 Prior year amounts reflect change in segment profit measure. Please refer to “Segment Profit Comparability” for further detail.
Baskin-Robbins U.S. fourth quarter revenue increased 3.9 percent from the prior year period to $8.5 million due primarily to increased royalty income, offset by a decrease in franchise fees driven primarily by timing of franchise renewals.

Segment profit for Baskin-Robbins U.S. decreased $0.5 million in the fourth quarter, or 9.3 percent, year-over-year primarily as a result of increases in general and administrative expenses, including investments in advertising and other brand-building activities and an increase in personnel costs, offset by the increase in revenues.

Amounts and percentages may not recalculate due to rounding	Three months ended		Increase (Decrease)
Baskin-Robbins International	December 27, 2014	December 28, 2013	$ / #	%
	($ in thousands except as otherwise noted)
Comparable store sales growth (decline)	(2.2)%	1.6%
Systemwide sales growth (decline)	(8.4)%	2.6%
Franchisee reported sales (in millions)	$290.9	317.6	(26.7)	(8.4)%

Revenues:
Royalty income	$1,714	1,701	13	0.8%
Franchise fees	477	675	(198)	(29.3)%
Rental income	133	123	10	8.1%
Sales of ice cream products	27,409	24,655	2,754	11.2%
Other revenues	178	75	103	137.3%
Total revenues	$29,911	27,229	2,682	9.8%

Segment profit[1]	$9,084	8,753	331	3.8%

Points of distribution	5,068	4,833	235	4.9%
Gross openings	153	178	(25)	(14.0)%
Net openings	75	120	(45)	(37.5)%
1 Prior year amounts reflect change in segment profit measure. Please refer to “Segment Profit Comparability” for further detail.
Baskin-Robbins International systemwide sales decreased 8.4 percent in the fourth quarter compared to the prior year period driven by a sales decline in Japan, primarily as a result of unfavorable exchange rates, as well as a sales decline in the Middle East. On a constant currency basis, systemwide sales decreased by approximately 3 percent.

Baskin-Robbins International fourth quarter revenues increased 9.8 percent year-over-year to $29.9 million due primarily to increases in sales of ice cream products in the Middle East and Asia, offset by a decline in franchise fees.

Fourth quarter segment profit increased 3.8 percent year-over-year to $9.1 million, resulting from an increase in net margin on ice cream driven by the increase in sales, as well as an increase in income from our South Korea joint venture, offset by a $0.5 million decrease in income from our Japan joint venture and increases in advertising and personnel costs.

COMPANY UPDATES

•
The Company announced on January 26, 2015 that it completed a refinancing of its senior secured credit facility with the placement by its subsidiary of a $2.6 billion securitized debt facility. The securitized debt facility includes $2.5 billion Class A-2 Senior Secured Notes (“Notes”), which consist of two tranches with anticipated repayment dates of four years ($750 million) and seven years ($1.75 billion), respectively. The Notes will bear interest at a rate of 3.262 percent per annum for the four year tranche and 3.980 percent per annum for the seven year tranche, resulting in a weighted-average effective interest rate of 3.765 percent per annum, payable quarterly.  As a result, the Company expects its 2015 annual interest expense to be approximately $96.5 million.

•	The Company announced on January 26, 2015 that the Board of Directors authorized a new program to repurchase up to an aggregate of $700 million of its outstanding common stock over the next two years.

•
The Company today announced that the Board of Directors declared a first quarter cash dividend of $0.265 per share, payable on March 18, 2015 to shareholders of record as of the close of business on March 9, 2015. This represents a 15 percent increase over the Company's fourth quarter 2014 dividend.

FISCAL YEAR 2015 TARGETS
As described below, the Company is reiterating certain targets regarding its 2015 expectations.

•	The Company expects Dunkin' Donuts U.S. comparable store sales growth of 1 to 3 percent and Baskin-Robbins U.S. comparable store sales growth of 1 to 3 percent.

•
The Company expects that Dunkin' Donuts U.S. will add between 410 and 440 net new restaurants, for greater than 5 percent net unit growth, and expects Baskin-Robbins U.S. will add between 5 and 10 net new restaurants.

•	Internationally, the Company is targeting opening 200 to 300 net new restaurants across the two brands. It expects net income of equity method investments to be approximately $13 million.

•	Globally, the Company expects to open between 615 and 750 net new units.

•	The Company expects revenue growth of between 5 and 7 percent and adjusted operating income growth of between 6 and 8 percent.

•	The Company expects adjusted earnings per share of $1.83 to $1.87.

Conference Call
As previously announced, Dunkin' Brands will be holding a conference call today at 8:00 am ET hosted by Nigel Travis, Chairman & Chief Executive Officer, and Paul Carbone, Chief Financial Officer. The dial-in number is (866) 393-1607 or (914) 495-8556, conference number 63732202. Dunkin' Brands will broadcast the conference call live over the Internet at http://investor.dunkinbrands.com. A replay of the conference call will be available on the Company's website at http://investor.dunkinbrands.com.

The Company's consolidated statements of operations, condensed consolidated balance sheets, condensed consolidated statements of cash flows and other additional information have been provided with this press release. This information should be reviewed in conjunction with this press release.

Forward-Looking Statements

Certain statements contained herein are not based on historical fact and are “forward-looking statements” within the meaning of the applicable securities laws and regulations.  Generally, these statements can be identified by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “feel,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “should,” “would,” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.   By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future.  These risk and uncertainties include, but are not limited to: the ongoing level of profitability of franchisees and licensees; our franchisees' and licensees' ability to sustain same store sales growth; changes in working relationships with our franchisees and licensees and the actions of our franchisees and licensees; our master franchisees' relationships with sub-franchisees; the strength of our brand in the markets in which we compete; changes in competition within the quick-service restaurant segment of the food industry; changes in consumer behavior resulting from changes in technologies or alternative methods of delivery; economic and political conditions in the countries where we operate; our substantial indebtedness; our ability to protect our intellectual property rights; consumer preferences, spending patterns and demographic trends; the impact of seasonal changes, including weather effects, on our business; the success of our growth strategy and international development; changes in commodity and food prices, particularly coffee, dairy products and sugar, and other operating costs; shortages of coffee; failure of our network and information technology systems; interruptions or shortages in the supply of products to our franchisees and licensees; the impact of food borne-illness or food safety issues or adverse public or media opinions regarding the health effects of consuming our products; our ability to collect royalty payments from our franchisees and licensees; the ability of our franchisees and licensees to open new restaurants and keep existing restaurants in operation; our ability to retain key personnel; any inability to protect consumer credit card data and catastrophic events.

Forward-looking statements reflect management's analysis as of the date of this press release.  Important factors that could cause actual results to differ materially from our expectations are more fully described in our other filings with the Securities and Exchange Commission, including under the section headed “Risk Factors” in our most recent annual report on Form 10-K. Except as required by applicable law, we do not undertake to publicly update or revise any of these forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Measures and Statistical Data

In addition to the GAAP financial measures set forth in this press release, the Company has included certain non-GAAP measurements, adjusted operating income, adjusted operating income margin, adjusted net income, and diluted adjusted earnings per share, which present operating results on a basis adjusted for certain items. Additionally, the Company has included growth in free cash flow, which is a non-GAAP measurement reflecting net cash provided by operating and investing activities, excluding the impact of changes in cash held for advertising funds and gift card/certificate programs. The Company uses all of these non-GAAP measures as key performance measures for the purpose of evaluating performance internally and our ability to generate cash. We also believe these non-GAAP measures provide our investors with useful information regarding our historical operating and cash flow results. These non-GAAP measures are not intended to replace the presentation of our financial results in accordance with GAAP. Use of the terms adjusted operating income, adjusted operating income margin, adjusted net income, diluted adjusted earnings per share, and free cash flow may differ from similar measures reported by other companies. Adjusted operating income, adjusted net income, and free cash flow are reconciled from the respective measures determined under GAAP in the attached tables “Dunkin' Brands Group, Inc. Non-GAAP Reconciliations.”

Additionally, the Company has included metrics such as systemwide sales growth and comparable store sales growth, which are commonly used statistical measures in the quick service restaurant industry and are important to understanding the Company's performance.

The Company uses “systemwide sales growth” to refer to the percentage change in sales at both franchisee- and company-owned restaurants from the comparable period of the prior year. Changes in systemwide sales are driven by changes in comparable store sales and changes in the number of restaurants.

The Company uses “DD U.S. comparable store sales growth,” “BR U.S. comparable store sales growth,” “DD International comparable store sales growth,” and "BR International comparable store sales growth," which are calculated by including only sales from franchisee- and company-owned restaurants that have been open at least 54 weeks and that have reported sales in the current and comparable prior year week.

Segment Profit Comparability
Beginning in fiscal year 2014, the key measure used by the Company to assess the performance of and allocate resources to each reportable segment, referred to as segment profit, was revised to better align the segments with our consolidated performance measures and incentive targets. As a result, segment profit now reflects operating income adjusted for amortization of intangible assets, long-lived asset impairments, and other non-recurring, infrequent, or unusual charges, and does not reflect the allocation of any corporate charges. Prior to fiscal year 2014, segment profit was measured based on earnings before interest, taxes, depreciation, amortization, impairment charges, loss on debt extinguishment and refinancing transactions, other gains and losses, and unallocated corporate charges. The segment profit amounts included herein for the three months ended December 28, 2013 have been restated to reflect this change to the measurement of segment profit to enable comparability with the three months ended December 27, 2014.
About Dunkin' Brands Group, Inc.

With more than 18,800 points of distribution in nearly 60 countries worldwide, Dunkin' Brands Group, Inc. (Nasdaq: DNKN) is one of the world's leading franchisors of quick service restaurants (QSR) serving hot and cold coffee and baked goods, as well as hard-serve ice cream. At the end of fiscal 2014, Dunkin' Brands' nearly 100 percent franchised business model included more than 11,300 Dunkin' Donuts restaurants and more than 7,500 Baskin-Robbins restaurants. Dunkin' Brands Group, Inc. is headquartered in Canton, Mass.

Contact(s):

Stacey Caravella (Investors)
Director, Investor Relations
Dunkin' Brands, Inc.
investor.relations@dunkinbrands.com
781-737-3200

Karen Raskopf (Media)
SVP, Corporate Communications
Dunkin' Brands, Inc.
karen.raskopf@dunkinbrands.com
781-737-5200

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)
	Three months ended		Fiscal year ended
	December 27, 2014	December 28, 2013	December 27, 2014	December 28, 2013

Revenues:
Franchise fees and royalty income	$126,591	119,931	482,329	453,976
Rental income	24,013	23,158	97,663	96,082
Sales of ice cream products	28,248	25,458	116,320	112,276
Sales at company-owned restaurants	5,887	6,715	22,206	24,976
Other revenues	8,474	7,915	30,191	26,530
Total revenues	193,213	183,177	748,709	713,840
Operating costs and expenses:
Occupancy expenses—franchised restaurants	13,565	13,056	53,395	52,097
Cost of ice cream products	19,623	18,091	81,896	79,278
Company-owned restaurant expenses	5,915	6,663	22,687	24,480
General and administrative expenses, net	55,128	53,838	227,534	230,847
Depreciation	4,976	5,462	19,779	22,423
Amortization of other intangible assets	6,638	6,858	25,760	26,943
Long-lived asset impairment charges	205	116	1,484	563
Total operating costs and expenses	106,050	104,084	432,535	436,631
Net income of equity method investments:
Net income, excluding impairment	2,332	3,173	14,846	19,243
Impairment charge	—	—	—	(873)
Net income of equity method investments	2,332	3,173	14,846	18,370
Other operating income (expense), net	229	(31)	7,838	9,157
Operating income	89,724	82,235	338,858	304,736
Other income (expense):
Interest income	73	94	274	404
Interest expense	(16,654)	(19,712)	(68,098)	(80,235)
Loss on debt extinguishment and refinancing transactions	—	—	(13,735)	(5,018)
Other losses, net	(896)	(608)	(1,566)	(1,799)
Total other expense	(17,477)	(20,226)	(83,125)	(86,648)
Income before income taxes	72,247	62,009	255,733	218,088
Provision for income taxes	19,907	20,120	80,170	71,784
Net income including noncontrolling interests	52,340	41,889	175,563	146,304
Net loss attributable to noncontrolling interests	(173)	(183)	(794)	(599)
Net income attributable to Dunkin’ Brands	$52,513	42,072	176,357	146,903

Earnings per share—basic	$0.50	0.39	1.67	1.38
Earnings per share—diluted	0.50	0.39	1.65	1.36

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)
	December 27, 2014	December 28, 2013
Assets
Current assets:
Cash and cash equivalents	$208,080	256,933
Accounts, notes, and other receivables, net	105,060	79,765
Other current assets	129,478	125,062
Total current assets	442,618	461,760
Property and equipment, net	182,061	182,858
Equity method investments	164,493	170,644
Goodwill and other intangible assets, net	2,317,167	2,343,803
Other assets	71,044	75,625
Total assets	$3,177,383	3,234,690
Liabilities, Redeemable Noncontrolling Interests, and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$3,852	5,000
Accounts payable	13,814	12,445
Other current liabilities	337,853	326,853
Total current liabilities	355,519	344,298
Long-term debt, net	1,807,081	1,818,609
Deferred income taxes, net	540,339	561,714
Other long-term liabilities	99,494	97,781
Total long-term liabilities	2,446,914	2,478,104
Redeemable noncontrolling interests	6,991	4,930
Total stockholders’ equity	367,959	407,358
Total liabilities, redeemable noncontrolling interests, and stockholders’ equity	$3,177,383	3,234,690

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)
	Fiscal year ended
	December 27, 2014	December 28, 2013

Net cash provided by operating activities	$199,323	141,799
Cash flows from investing activities:
Additions to property and equipment	(23,638)	(31,099)
Proceeds from sale of joint venture	—	6,682
Proceeds from sale of real estate and company-owned restaurants	14,361	5,387
Other, net	(4,827)	(3,876)
Net cash used in investing activities	(14,104)	(22,906)
Cash flows from financing activities:
Repayment of long-term debt, net	(15,000)	(24,157)
Payment of deferred financing and other debt-related costs	(9,213)	(6,157)
Dividends paid on common stock	(96,775)	(81,008)
Repurchases of common stock	(130,171)	(27,963)
Exercise of stock options	5,120	7,963
Other, net	12,682	17,148
Net cash used in financing activities	(233,357)	(114,174)
Effect of exchange rates on cash and cash equivalents	(715)	(404)
Increase (decrease) in cash and cash equivalents	(48,853)	4,315
Cash and cash equivalents, beginning of period	256,933	252,618
Cash and cash equivalents, end of period	$208,080	256,933

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES
Non-GAAP Reconciliations
(In thousands, except per share data)
(Unaudited)
	Three months ended		Fiscal year ended
	December 27, 2014	December 28, 2013	December 27, 2014	December 28, 2013
Operating income	$89,724	82,235	338,858	304,736
Operating income margin	46.4%	44.9%	45.3%	42.7%
Adjustments:
Amortization of other intangible assets	$6,638	6,858	25,760	26,943
Long-lived asset impairment charges	205	116	1,484	563
Third-party product volume guarantee	—	—	(300)	7,500
Peterborough plant closure(a)	—	—	—	654
Transaction costs(b)	154	—	154	—
Adjusted operating income	$96,721	89,209	365,956	340,396
Adjusted operating income margin	50.1%	48.7%	48.9%	47.7%

Net income attributable to Dunkin' Brands	$52,513	42,072	176,357	146,903
Adjustments:
Amortization of other intangible assets	6,638	6,858	25,760	26,943
Long-lived asset impairment charges	205	116	1,484	563
Third-party product volume guarantee	—	—	(300)	7,500
Peterborough plant closure(a)	—	—	—	654
Transaction costs(b)	154	—	154	—
Loss on debt extinguishment and refinancing transactions	—	—	13,735	5,018
Tax impact of adjustments(c)	(2,799)	(2,790)	(16,333)	(16,271)
Income tax audit settlements(d)	—	—	(6,717)	(8,417)
Tax impact of legal entity conversion(e)	(8,541)	—	(8,541)	—
State tax apportionment(f)	—	—	514	2,868
Adjusted net income	$48,170	46,256	186,113	165,761

Adjusted net income	$48,170	46,256	186,113	165,761
Weighted average number of common shares – diluted	105,687,479	108,332,148	106,705,778	108,217,011
Diluted adjusted earnings per share	$0.46	0.43	1.74	1.53

(a) For the fiscal year ended December 28, 2013, the adjustment represents transition-related general and administrative costs incurred related to the closure of the Baskin-Robbins ice cream manufacturing plant in Peterborough, Canada, such as information technology integration, project management, and transportation costs.

(b) Represents costs incurred in connection with obtaining a new securitized financing facility, which was completed in January 2015.
(c) Tax impact of adjustments calculated at a 40% effective tax rate.
(d) Represents income tax benefits resulting from the resolution of historical tax positions settled during the period.
(e) Represents the net tax impact of converting Dunkin' Brands Canada Ltd. to Dunkin' Brands Canada ULC.
(f) Represents tax expense recognized due to an increase in our overall state tax rate for a shift in the apportionment of income to certain state jurisdictions.

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES
Non-GAAP Reconciliations (continued)
(In thousands)
(Unaudited)
	Fiscal year ended
	December 27, 2014	December 28, 2013	Change %
Net cash provided by operating activities	$199,323	141,799
Less: Increase in cash held for advertising funds and gift card/certificate programs	(8,781)	(2,006)
Less: Net cash used in investing activities	(14,104)	(22,906)
Free cash flow, excluding cash held for advertising funds and gift card/certificate programs	$176,438	116,887	50.9%